AMENDMENT No. 6
TO
 COMMITTED FACILITY AGREEMENT
AMENDMENT AGREEMENT (the "Amendment"), dated as of December 22, 2015 to the Committed Facility Agreement, dated as of June 18, 2010 (as amended from time to time, the "Agreement") between BNP Paribas Prime Brokerage, Inc. ("BNPP PB, Inc.") and Guggenheim Enhanced Equity Income Fund (formerly known as Old Mutual/Claymore Long-Short Fund, hereinafter, the "Customer").
WHEREAS, the parties hereto desire to amend the Agreement as provided herein.
NOW THEREFORE, in consideration of the agreements provided herein, the parties hereto agree to amend the Agreement as follows:
1.	Amendment to Section 2
	(a)	Section 2 of the Agreement is hereby amended by replacing the following language currently appearing at the end thereof:

"Notwithstanding the foregoing or anything to the contrary herein, if a Funding Event has occurred, then upon delivery of a Facility Modification Notice pursuant to 2(b) the Outstanding Debit Financing which, for the avoidance of doubt, would otherwise have been subject to the commitment described in the Agreement, shall be due and payable immediately upon demand by BNPP PB, Inc. on any day on or after the 29th calendar day following the Notice Date; provided that, if such 29th calendar day is not a Business Day, then such Outstanding Debit Financing shall be due and payable immediately upon demand by BNPP PB on any day on or after the Business Day immediately preceding such 29th calendar day (the "Rating Decline Termination Date"). Upon such termination, BNPP PB, Inc. shall pay to Customer a fee equal to 20 bps on the amount of Maximum Commitment Financing on the Rating Decline Termination Date."

With the following language:

"Notwithstanding the foregoing or anything to the contrary herein, on or at any time after the occurrence of a Funding Event, BNPP PB, Inc. shall have the option to terminate the Agreement immediately upon notice. Upon termination resulting from the exercise of such option, BNPP PB, Inc. shall pay to Customer a fee equal to 85 bps on the amount of Maximum Commitment Financing."

	(b)	Section 2 of the Agreement is hereby amended by replacing the following words "the 40 Act Financing Agreements" wherever appearing in Section 2 with the words "this Agreement".

	(c)	Section 2(e) of the Agreement is hereby amended by deleting the words "any of" currently appearing therein.

2.	Amendment to the Debt Core Collateral Rate set forth in Appendix A of the Agreement

Section 4(a) of Appendix A to the Agreement is hereby amended by replacing the following paragraph currently appearing therein:

The "Debt Core Collateral Rate" shall be based on the credit quality of the Issuer as set forth below. The lower of the S&P or Moody's rating as shown below will be used to determine the credit quality of the Issuer; provided, that if there is only one such rating, then the Debt Core Collateral Rate corresponding to such rating shall be used.

With the following paragraph:

The "Debt Core Collateral Rate" shall be determined pursuant to the following table using the lower of the S&P or Moody's rating as shown below; provided, that if there is only one such rating, then the Debt Core Collateral Rate corresponding to such rating shall be used.

3.	Representations.

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment, except to the extent that such representations specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

4.	Miscellaneous.

a.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

b.
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

c.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

d.	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

e.	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).
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IN WITNESS WHEREOF, the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.